[MASSEY ENERGY LOGO]

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY DECLARES DIVIDEND

AND APPOINTS NEW DIRECTOR

Richmond, Virginia, November 15, 2004 – Massey Energy Company (NYSE:MEE) today reported that its Board of Directors, at a regularly scheduled meeting, declared a quarterly dividend in the amount of $0.04 per share to be paid on January 11, 2005 to shareholders of record on December 28, 2004.

In addition, the Board announced the appointment of a new director, Dr. John C. Baldwin, to serve as a Class I director until the Annual Meeting of the Company’s shareholders in 2006. Dr. Baldwin, 56, currently serves as Associate Provost of Dartmouth University, where he holds a tenured professorship. Prior to his promotion to Associate Provost, Dr. Baldwin served as Dean of Dartmouth Medical School, from 1998 to 2002. Previously, from 1994 through 1998, Dr. Baldwin held the DeBakey-Bard Chair of Surgery and the Chairmanship of the Department of Surgery at Baylor College of Medicine in Houston, Texas. Dr. Baldwin received his Bachelor of Arts degree from Harvard University and completed his medical training at Stanford University, where he received his M.D. The author of more than 400 publications, Dr. Baldwin has been invited to give more than 350 lectures around the world since 1984 and has served as a visiting professor at more than 40 universities. Dr. Baldwin also serves as a corporate director and a member of the Audit Committee of the Houston Trust Company and Quest Diagnostics, Inc.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

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